Exhibit 23.0

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors
GS Financial Corp.

We consent to the incorporation by reference in the Registration Statement of GS Financial Corp. on Form S-8 (Registration Nos. 333-139530) of our report dated March 25, 2008, relating to the consolidated financial statements of GS Financial Corp., which appears in this Form 10-K.

A Professional Accounting Corporation

Metairie, Louisiana
March 25, 2008